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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                            Commission File Number: 333-64529-02


                        CIT HOME EQUITY LOAN TRUST 2003-1
             (Exact name of registrant as specified in its charter)

                    c/o The CIT Group/Consumer Finance, Inc.
             1 CIT Drive Livingston, New Jersey 07039 (973) 740-5000
                        (Address, including zip code, and
                    telephone number, including area code, of
                    registrant's principal executive offices)

                        CIT HOME EQUITY LOAN TRUST 2003-1
    $294,000,000         Class A-1           Asset-Backed Certificates
    $213,000,000         Class A-2           Asset-Backed Certificates
    $ 58,000,000         Class A-3           Asset-Backed Certificates
    $114,000,000         Class A-4           Asset-Backed Certificates
    $ 33,050,000         Class A-5           Asset-Backed Certificates
    $ 94,000,000         Class A-6           Asset-Backed Certificates
    Notional Amount      Class A-10          Asset-Backed Certificates
    $ 54,050,000         Class M-1           Asset-Backed Certificates
    $ 42,300,000         Class M-2           Asset-Backed Certificates
    $ 37,600,000         Class B             Asset-Backed Certificates
            (Title of each class of securities covered by this Form)

                                    None
(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [ ]           Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(1)(ii) [ ]           Rule 12h-3(b)(2)(i)  [ ]
          Rule 12g-4(a)(2)(i)  [ ]           Rule 12h-3(b)(2)(ii) [ ]
          Rule 12g-4(a)(2)(ii) [ ]           Rule 15d-6           [x]
          Rule 12h-3(b)(1)(i)  [x]

       Approximate number of holders of record as of the certification or notice date: 38





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     Pursuant to the requirements of the Securities Exchange Act of 1934, CIT
HOME EQUITY LOAN TRUST 2003-1 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: March 30, 2004                  CIT HOME EQUITY LOAN TRUST 2003-1
                                      By:  The CIT Group/Consumer Finance, Inc.,
                                           Master Servicer


                                           By: /s/ Frank Garcia
                                              ----------------------------------
                                           Name:  Frank Garcia
                                           Title: Senior Vice President